Exhibit 23.1

CONSENT  OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-92041 and 333-92376 on Form S-8 and No. 333-72536 on Form S-3 of World Wrestling Entertainment, Inc. of our report dated July 12, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 133) appearing in this Annual Report on Form 10-K of World Wrestling Entertainment, Inc. for the year ended April 30, 2004.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
July 12, 2004